Exhibit 99.1

CONTACT:	Michael H. McLamb Chief Financial Officer MarineMax, Inc. 727/531-1700	Brad Cohen Integrated Corporate Relations, Inc. 203/682-8211 bcohen@icrinc.com

Susan Hartzell – Media Contact Integrated Corporate Relations, Inc. 203/682-8238

MARINEMAX PROVIDES FISCAL 2007 UPDATE
~ Company Updates Full Year Fiscal 2007 EPS Guidance to Range of $0.45 to $0.65 ~
~ Expected Second Quarter EPS Range Before Unusual Item is $0.08 to $0.11 ~
~ Market Share Continues to Expand ~

CLEARWATER, FL – April 12, 2007 – MarineMax, Inc. (NYSE: HZO), the nation’s largest recreational boat retailer, announced today that it expects its earnings per share for its fiscal year ending September 30, 2007 to range from $0.45 to $0.65 on a fully diluted basis, down from previous expectations of $1.40 to $1.50. The Company’s 2007 guidance assumes same-store sales will be flat to low single digit and excludes the impact from any potential material acquisitions that it may complete as well as the unusual item described below.

The Company expects to report second quarter revenue of approximately $326 million, with same-store sales growth of approximately 2% and approximately $35 million from stores that were recently opened or acquired that are not eligible for inclusion in the same-store sales base. Due to increased pricing pressure and increased costs incurred to generate the Company’s sales, operating margins were negatively impacted, which is expected to result in second quarter earnings per share ranging from $0.14 to $0.17 per diluted share. This range includes approximately $0.06 per diluted share arising from the proceeds of business interruption insurance for claims associated with Hurricane Wilma in 2006, resulting in a range before this unusual item of $0.08 to $0.11 per diluted share.

William H. McGill, Jr., Chairman, President and Chief Executive Officer of MarineMax, stated, “Based on recent industry reports, challenging marine retail conditions are continuing. Industry data suggests that unit sales in the segments in which we operate have fallen as much as 20%. However, our unit growth during the same period has exceeded 20%, which is in stark contrast to the industry. While we are disappointed with our earnings and not happy about the weakness in our industry, we are pleased that we have been able to capitalize on our retail strategies, brands and team to considerably outperform our competitors and gain significant market share. Since a large percentage of our revenue is from repeat and referral buyers, these market share gains should yield greater revenue and earnings when the industry recovers.”

“We are taking steps to reduce our costs as dictated by current trends. Additionally, we are focused on growing the strength of our balance sheet. We have reduced our purchases from manufacturers for the June quarter, reflecting our cautious outlook for the industry. While we are concerned about the near-term retail conditions, we are confident that our strategies and industry-leading position will yield significant long-term revenue and earnings growth for the Company.”

The Company will hold a conference call to review its updated expectations for 2007 fiscal year results on Thursday, April 12, 2007, at 8:30 a.m. Eastern Time.

To access the call, please visit the investor relations section of the Company’s web site: http://www.marinemax.com. An online archive of the broadcast will be available within one hour of the conclusion of the call and will be available for 30 days.

The Company expects to release its full second quarter results on April 26, 2007.

About MarineMax

Headquartered in Clearwater, Florida, MarineMax is the nation’s largest recreational boat and yacht retailer. Focused on premium brands, such as Sea Ray, Boston Whaler, Meridian, Cabo, Hatteras, Grady White, Ferretti Yachts, Pershing, Riva, Mochi Craft, Apreamare and Bertram the Company sells new and used recreational boats and related marine products and provides yacht brokerage services. The Company currently operates 88 retail locations in Alabama, Arizona, California, Colorado, Connecticut, Delaware, Florida, Georgia, Maryland, Minnesota, Missouri, Nevada, New Jersey, New York, North Carolina, Ohio, Oklahoma, Rhode Island, South Carolina, Tennessee, Texas and Utah. MarineMax is a New York Stock Exchange-listed company.

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include expectations regarding the results of our March quarter and fiscal 2007, company performance as compared to the industry performance as well as expected market share gains and long-term revenue and earnings growth. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks include the ability to accomplish the goals and strategies, the success synergies expected from acquisitions, anticipated revenue enhancements, general economic conditions and the level of consumer spending, the Company’s ability to integrate acquisitions into existing operations and numerous other factors identified in the Company’s Form 10-K and other filings with the Securities Exchange Commission.

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